Exhibit 99.1

FINISH LINE REPORTS FOURTH QUARTER AND FISCAL YEAR SALES

INDIANAPOLIS - March 6, 2008 - The Finish Line, Inc. (NASDAQ:FINL) reported consolidated net sales from continuing operations of $382.8 million for the thirteen weeks ended March 1, 2008 (“4th quarter” or “Q4”), compared to consolidated net sales from continuing operations of $425.7 million for the fourteen weeks ended March 3, 2007 (“Q4 LY”). Consolidated comparable store net sales declined 6.0% for the thirteen-week period ended March 1, 2008, compared to the same thirteen-week period last year ending March 3, 2007.  By concept, Finish Line comparable store net sales declined 5.4% and Man Alive comparable store net sales decreased 14.2%.

For the fifty-two weeks ended March 1, 2008, consolidated net sales from continuing operations were $1.277 billion versus consolidated net sales from continuing operations of $1.332 billion for the fifty-three weeks ended March 3, 2007.   Comparable store net sales decreased 4.7% for the fifty-two week period ended March 1, 2008, compared to the fifty-two week period last year ending March 3, 2007. By concept, Finish Line comparable store net sales declined 4.5% and Man Alive comparable store net sales decreased 8.8%.

The Company did not repurchase any shares of Class A Common Stock during Q4 under the stock repurchase authorization, which expired December 31, 2007.  The Company repurchased 2,584,617 shares (at a total cost of $35.5 million) of the five million shares authorized throughout the entire buyback period.

The Company has made available a recorded message covering the fourth quarter sales by dialing 1-706-645-9291 (Conference ID# = 37768326).  This replay will be available for 48 hours beginning approximately 7:00am ET Thursday, March 6th. After the initial 48-hour period the recording will be available at www.finishline.com through March 14th.

The Company’s Board of Directors has established July 17, 2008 as the 2008 Annual Meeting date and May 23, 2008 as the record date for such Annual Meeting.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter.  Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; uncertainties relating to the closing of the actions contemplated by, and the satisfaction of the conditions of, the previously disclosed Settlement Agreement between the Company, Genesco Inc., UBS LLC and UBS Loan Finance LLC dated March 3, 2008, and the other risks detailed in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the largest mall-based specialty retailers operating under the Finish Line and Man Alive brand names.  The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The Company currently operates 697 Finish Line stores in 47 states and online and 94 Man Alive stores in 19 states and online.  To learn more about these brands, visit www.finishline.com and www.manalive.com.

Investor Relations:
CONTACT:	Kevin S. Wampler, 317-899-1022, Extension 6914
Executive Vice President – CFO
THE FINISH LINE, INC., INDIANAPOLIS

Media Requests:
CONTACT:	Elise Hasbrook, 317-899-1022, Extension 6827
Corporate Communications Manager
THE FINISH LINE, INC., INDIANAPOLIS